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                                                                   Exhibit 99.2

Contact: Tom Waldrop                              Kevin Flanagan
         Intel Corporation                        PictureTel Corporation
         (408) 765-8478                           (978) 292-5178
         tom.waldrop@intel.com                    flanagank@pictel.com


       INTEL AND PICTURETEL PROVIDE FURTHER DETAILS REGARDING INVESTMENT

SANTA CLARA, Calif., - Jan. 19, 1999 - Earlier today Intel Corporation and PictureTel Corporation (Nasdaq: PCTL) announced that they have entered into a distribution and joint product development agreement to accelerate growth of videoconferencing worldwide. It was also announced that Intel would invest $30.5 million in PictureTel. In connection with the investment, Intel and PictureTel entered into an agreement pursuant to which Intel would make a $30.5 million investment for nonvoting Series A convertible preferred stock, comprising approximately 10 percent of PictureTel's outstanding equity after the investment. The preferred stock is convertible into PictureTel common stock on a one-for-one basis. The closing of the transaction is subject to customary dosing conditions, including the completion of due diligence to Intel's satisfaction. The transaction is expected to close on or before February 17, 1999.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     PictureTel Corporation is the world leader in developing, manufacturing and marketing a full range of visual- and audio-collaboration solutions. The company's systems meet customers' collaboration needs from the desktop to the boardroom. PictureTel also markets network conferencing servers and a comprehensive portfolio of enterprise-wide services. PictureTel collaboration products and services eliminate the barrier of distance, enabling people to be Anywhere Now(TM). Additional PictureTel information is available on the Internet at www.picturetel.com.


                                     - End-


PictureTel is a registered trademark and Anywhere Now is a trademark of Picture Tel Corporation. Other brands or products are trademarks or registered trademarks of their respective owners.